Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 April 5, 2013

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The Silver Shares Covered Call ETNs are linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index, which seeks to track the return of a "covered call" strategy on the shares of the iShares® Silver Trust (the "SLV Shares"). The ETNs pay a monthly variable coupon based on the notional option premiums received from the sale of covered call options within the index. The index reflects changes in the price of the SLV Shares and the notional option premiums received from the sale of monthly call options on the SLV Shares less notional trading costs incurred in connection with the covered call strategy. The ETNs do not guarantee any return of principal. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.	SLVO Related Information SLVO Preliminary Prospectus SLVO Preliminary Factsheet

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Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to the offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and such offering. You may obtain documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any underwriter or any agent or any dealer participating in any relevant offering will arrange to send you the prospectus and the relevant offering document(s) if you so request them by calling toll-free 1-800-221-1037. The securities related to the offering are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.